Exhibit 10.1

MILESTONE PHARMACEUTICALS INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Milestone Pharmaceuticals Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments to be paid thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $42,500
b.	Non-executive chairperson of the Board: $72,500 (inclusive of Annual Board Service Retainer)

2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $7,500
c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):
a.	Chairperson of the Audit Committee: $20,000
b.	Chairperson of the Compensation Committee: $15,000
c.	Chairperson of the Nominating and Corporate Governance Committee: $10,000

The Company will also reimburse each of the Eligible Directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. Such reimbursements shall be paid on the same date as the annual cash fees are paid.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s shareholders. All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.	Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the effective date of this Policy, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase a number of shares of the Company’s common stock equal to 80,000 shares of the Company’s common stock. The shares subject to each such stock option will vest monthly over a three-year period, subject to the Eligible Director’s Continuous Service (as defined in the Plan) on each vesting date.

2.

Annual Grant: On the date of each annual shareholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such shareholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 40,000 shares of the Company’s common stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual shareholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

Approved: April 26, 2019

Effective: May 8, 2019

Amended: May 4, 2020

Amended: September 21, 2020

Amended and Restated: March 24, 2021

Amended and Restated: February 14, 2023

Amended and Restated: July 1, 2023

Amended and Restated: March 19, 2024

Amended and Restated: July 11, 2024